Exhibit 3.1

CERTIFICATE OF FORMATION

OF

HILTON WORLDWIDE FINANCE LLC

Dated as of August 20, 2013

This Certificate of Formation for Hilton Worldwide Finance LLC is being duly executed and filed by the undersigned, authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1. The name of the limited liability company formed hereby Hilton Worldwide Finance LLC (the “Company”).

2. The address of the registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.

3. The name and address of the registered agent for service of process on the Company in the State of Delaware is, Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Hilton Worldwide Finance LLC as of the date first above written and submits it for filing in accordance with the Delaware Limited Liability Company Act.

By:	/s/ Frank Giovinazzo
Name: Frank Giovinazzo
Title: Authorized Person